                                                                    Exhibit 99.1


                               GBC BANCORP, INC.
                           a bank holding company for
                            Gwinnett Banking Company
                                165 Nash Street
                          Lawrenceville, Georgia 30045
                                 (770) 955-3211

                                PROXY STATEMENT
                         Annual Meeting of Shareholders
                          To Be Held October 16, 2001
                                   8:00 a.m.

                         Proxy Solicitation And Voting

GENERAL

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Proxies from the shareholders of GBC Bancorp, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held on Tuesday, October 16, 2001, at 8:00 a.m., local time, at the main office of Gwinnett Banking Company, 165 Nash Street, Lawrenceville, Georgia 30045 and at any adjournment thereof, for the purpose set forth in the accompanying Notice of the Annual Meeting of Shareholders and as described in this Proxy Statement.

         The enclosed Proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his or her shares voted by Proxy, even if he or she attends the Annual Meeting in person. Any Proxy may be revoked by the person giving it at any time before its exercise, by notice to the Secretary of the Company, by submitting a Proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person. All shares represented by valid Proxies received pursuant to this solicitation and not revoked before their exercise will be voted in the manner specified therein. If a Proxy is signed and no specification is made, the shares represented by the Proxy will be voted for election of the nominees for director identified below and in favor of any other proposals described below and in accordance with the best judgment of the persons exercising the Proxy with respect to any other matters properly presented for action at the Annual Meeting.

         This Proxy Statement and the enclosed Proxy are being mailed to the Company's shareholders on or about September 21, 2001.

         The Company is a bank holding company organized in 1996 under the laws of the State of Georgia. The Company's subsidiary, Gwinnett Banking Company (the "Bank"), commenced operations in Lawrenceville, Georgia on October 31, 1997 as a state-chartered commercial bank.

RECORD DATE AND OUTSTANDING SHARES

         The Board of Directors has set September 20, 2001 as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 951,580 shares of common stock of


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the Company issued and outstanding, owned by approximately 400 shareholders.

QUORUM AND VOTING RIGHTS

         A quorum for the Annual Meeting consists of the holders of the majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting, present in person or represented by Proxy.

         Each share of common stock of the Company is entitled to one vote on each matter to come before the Annual Meeting. The Proposal requires the affirmative vote of a majority of the shares of the common stock of the Company present in person or represented by Proxy.

SOLICITATION OF PROXIES

         In addition to this solicitation by mail, the officers and employees of the Company and the Bank, without additional compensation, may solicit Proxies in favor of the Proposal, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward Proxy solicitation material to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of Proxies for the Annual Meeting will be borne by the Company.

                             ELECTION OF DIRECTORS

GENERAL

         The members of the Board of Directors of the Company are elected by the shareholders. The number of directors (not less than seven [7] nor more than fifteen [15]) is determined by resolution of the Board of Directors. The Board of Directors has, by resolution, fixed the number of directors at ten
(10). Directors are duly elected to hold office until the next Annual Meeting following their election or until their successors are duly elected and qualified.

         The Board of Directors of the Company presently consists of ten (10) members who also serve as directors of the Bank. The members of the Board of Directors of the Bank are elected annually by the Company, acting as the sole shareholder of the Bank.

         All of the current nominees are presently directors of the Company. It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of the designated nominees. Each nominee has agreed to his nomination and to serve as a director of the Company, if elected. If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the Proxies will vote for the election of another nominee designated by the Board of Directors or for such lesser number of nominees as may be designated by the Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED BELOW.

NOMINEES

         The following description sets forth the name, age and principal occupation of each nominee for election as a director and the period during which he has previously served as a director.

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         JAMES B. BALLARD, age 57. Mr. Ballard has been a member of the Board of Directors of the Company since 1996. Mr. Ballard was the Chief Executive Officer, founder and a member of the Board of Directors of Spartan Constructors, Inc., an industrial contractor serving the continental United States as well as the international market, from 1972 until January 1996. Mr. Ballard currently serves as President and Chief Executive Officer of The Spartan Group, an industrial contractor serving the continental United States.

         JERRY M. BOLES, age 61, has been a member of the Board of Directors of the Company since 1996. Mr. Boles has been in the wholesale automotive after-market for 35 years. Mr. Boles is owner and President of Boles Parts Supply, Inc., which was founded in 1964, with headquarters in Atlanta, Georgia and distribution warehouses in Oklahoma City, Oklahoma; Tappahannock, Virginia and Dahlonega, Georgia.

         W. H. BRITT, age 63, has been a member of the Board of Directors of the Company since 1996. Mr. Britt has been an active businessman in the Gwinnett County area since 1975. He is the founder and owner of H & H Truck and Tractor, Inc., an equipment sales company, and W. H. Britt and Associates, Inc., a real estate brokerage and development company. Mr. Britt was an organizer of Gwinnett County Bank in 1972 and served as a director until 1987 when the bank was merged with Heritage Bank.

         RICHARD F. COMBS, age 54, has been a member of the Board of Directors of the Company since 1997. Mr. Combs is the Founder and President of Pureflow Ultraviolet, Inc., a company specializing in ultraviolet disinfecting equipment, parts and services to industrial clients since 1978.

         WILLIAM G. HAYES, age 63, has been a member of the Board of Directors of the Company since 1997. Mr. Hayes is President and Chairman of Hayes, James and Associates, an engineering and survey company based in Lawrenceville, Georgia. Mr. Hayes was a director of the First National Bank of Gwinnett from 1984 to 1986.

         LARRY D. KEY, age 56, has been a member of the Board of Directors of the Company since 1996. Mr. Key was the Executive Vice President and Chief Lending Officer of Commercial Bank of Georgia from the merger of Commercial Bank of Georgia and Commercial Bank of Gwinnett in March 1995 until he resigned in July 1996 to participate in the organizing group of the Company and the Bank. Mr. Key served as President and Chief Executive Officer of the former Commercial Bank of Georgia from 1994 until the merger. He served as Executive Vice President and Chief Credit Officer of Commercial Bank of Georgia from 1992 until 1994. Mr. Key was senior Vice President from the opening of Commercial Bank of Georgia in 1988 until 1992. He was Group Vice President and an advisory director of Heritage Bank from 1984 until 1987. Mr. Key managed Moores Building Center, Inc. in Dahlonega, Georgia from 1987 to 1988. Mr. Key served as a director of Commercial Bancorp of Georgia, Inc. and Commercial Bank of Georgia from their initial organization in 1988 until July 1996.

         DOUGLAS A. LANGLEY, age 43, has been a member of the Board of Directors of the Company since 1997. Mr. Langley has been a managing partner of Ashworth and Associates, a CPA firm in Tucker and Lawrenceville, Georgia, since 1977.

         NORRIS J. NASH, age 74, has been a member of the Board of Directors of the Company since 1996. Mr. Nash is the President of Metropolitan Land Development and Investment Corporation and Gwinnett-DeKalb, Inc. He has been a real estate developer since 1962. Mr. Nash has served as director of the former Gwinnett County Bank, and on the Advisory Board of Wachovia Bank of Georgia, N.A. Mr. Nash was a member of the Georgia House of Representatives for Gwinnett County, District 22, Post #1 from 1967 to 1969.


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         JOSEPH J. POWELL, age 57, has been a member of the Board of Directors of the Company since 1997. Mr. Powell has been President of Joe Powell and Associates, Inc. since 1971 representing Liebert Corporation, provider of mechanical equipment for computer operations.

         WILLIAM S. STANTON, age 46, has been a member of the Board of Directors of the Company since 1996. Mr. Stanton is President of Print Direction, Inc. and Atlanta Screen Print, Inc. Mr. Stanton has served as President of Print Direction since its inception in 1984 and Atlanta Screen Print since 1988. He was an Account Representative with Xerox Corporation from 1977 to 1981.

         There are no arrangements or understandings between the Company and any person pursuant to which any of the above persons have been or will be elected a director. There are no family relations between any of the directors or executive officers of the Company or the Bank.

                              CERTAIN TRANSACTIONS

         The Company and the Bank had banking and other business transactions in the ordinary course of business during 2000 with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. Such transactions were on substantially the same terms (including price, interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions did not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank.

         The Bank has entered into a Lease Agreement with GBC Properties, L.L.C. ("GBC Properties") to lease the Bank's current premises in Lawrenceville, Georgia (the "Premises"). Most of the members of GBC Properties are directors of the Company and served as organizers of the Bank. The Premises lease rate is market rental value established by two MAI appraisals and, therefore, it is as favorable as rates obtainable from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

          The following table sets forth the beneficial ownership of the Company's common stock as of the record date by each director, the Company's Chief Executive Officer and Chief Financial Officer, and all of the Company's directors and Chief Executive Officer and Chief Financial Officer as a group. No person beneficially owns more than 5% of the Company's common stock.


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
                                                          NUMBER OF SHARES OF
                                                             COMMON STOCK
       NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED    PERCENTAGE
-----------------------------------------------           ------------------    ----------

Larry D. Key (2)                                               38,000             3.90%
3300 Jim Moore Road
Dacula, Georgia  30019

John T. Hopkins III (3)                                        27,010             2.79%
6504 Yacht Club Road
Flowery Branch, Georgia 30542

James B. Ballard (4)                                           43,406             4.53%
2400 Bagley Road
Cumming, Georgia  30040

Jerry M. Boles (5)                                             31,700             3.31%
4435 Pemberton Cove
Alpharetta, Georgia  30022

W.  H. Britt (6)                                               20,837             2.18%
3260 Brisco Road
Loganville, Georgia  30052

Richard F. Combs (7)                                           33,661             3.52%
1985 Burgundy Drive
Braselton, Georgia  30517

W. Grant Hayes (8)                                             .6,000               63%
412 Summit Ridge Drive
Lawrenceville, Georgia  30045

Douglas A. Langley (9)                                         25,900             2.71%
270 Constitution Boulevard
Lawrenceville, Georgia  30045

Norris J. Nash (10)                                            31,385             3.28%
1176 Oleander Drive
Lilburn, Georgia  30247

J. Joseph Powell (11)                                          30,850             3.23%
2335 Bagley Road
Cumming, Georgia  30041

William S. Stanton, Jr. (12)                                   45,110             4.71%
5081 Hodgrins Place
Lilburn, Georgia  30047

All directors and officers as a group (11 persons)            333,859            32.35%

---------

(1) On a fully-diluted basis, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days.

(2) Includes options to purchase 22,000 shares of the Company's common stock.

(3) Includes options to purchase 17,000 shares of the Company's common stock.

(4) Includes 5,000 shares owned by Mr. Ballard's son, 5,000 shares owned by a company that Mr. Ballard controls, and options to purchase 6,700 shares of the Company's common stock.

(5) Includes options to purchase 6,700 shares of the Company's common stock.

(6) Includes 500 shares owned by Mr. Britt's wife, 2,000 shares owned by Mr. Britt's family members and options to purchase 5,000 shares of the Company's common stock.

(7) Includes 1,000 shares owned by Mr. Combs' wife, and options to purchase 3,400 shares of the Company's common stock.


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(8)      Includes 2,500 shares owned by a company that Mr. Hayes controls, and options to purchase 1,000 shares of the Company's common stock.

(9) Includes 20,000 shares held by the Ashworth & Associates, P.C. 401(k) Profit Sharing Plan, for which Mr. Langley is the Trustee, and options to purchase 2,400 shares of the Company's common stock.

(10) Includes 7,000 shares owned by Mr. Nash's family member, 2,500 shares held by a general partnership that Mr. Nash controls, and options to purchase 6,700 shares of the Company's common stock.

(11) Includes 1,950 shares owned by Mr. Powell's son, and options to purchase 3,900 shares of the Company's common stock.

(12) Includes options to purchase 5,700 shares of the Company's common stock.

                                 OTHER MATTERS

          At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual Meeting other than the Proposal referred to herein. If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.

                          AUDITED FINANCIAL STATEMENTS

          Any shareholder may obtain a copy of the Company's audited financial statements for the year ended December 31, 2000, by contacting:

                           Mr. John T. Hopkins III
                           Executive Vice President and Chief Financial Officer GBC Bancorp, Inc.
                           165 Nash Street
                           Lawrenceville, Georgia  30045
                           (770) 955-3211


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                                     PROXY

                               GBC BANCORP, INC.,
                           A BANK HOLDING COMPANY FOR
                            GWINNETT BANKING COMPANY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder hereby appoints Larry D. Key and John T. Hopkins, III, and each of them, with full power of substitution, as Proxies to represent and to vote, as designated below, all the shares of common stock of GBC BANCORP, INC. (the "Company") held of record by the undersigned on September 20, 2001, at the Annual Meeting of the Shareholders (the "Annual Meeting") to be held on October 16, 2001, or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

PROPOSAL:  Election of Directors.

Nominees:   James B. Ballard, Jerry M. Boles, W.H. Britt, Richard F. Combs,
            William G. Hayes, Larry D. Key, Douglas A. Langley, Norris J. Nash,
            Joseph J. Powell, and William S. Stanton.

Check      [ ] For all Nominees listed above                  [ ] Withhold Authority to vote for
One Box        (except as marked to the contrary below)           all Nominees listed above

Instructions: To withhold authority to vote for any individual Nominee, write that Nominee's name in the following space provided:

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      The undersigned also grants the above-named Proxies the power to vote upon such other matters in their discretion as shall properly come before the Annual Meeting or any adjournment thereof.

      Please sign exactly as name appears below. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                             ----------------------------------
DATED: ____________, 2001.                   Signature
PLEASE MARK, SIGN, DATE AND
RETURN THIS PROXY PROMPTLY                   ----------------------------------
USING THE ENCLOSED ENVELOPE                  Signature if held jointly